CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 42 to Registration Statement No. 33-34801 on Form N-1A of our report dated December 24, 2014, relating to the financial statements and financial highlights of Pioneer Mid Cap Value Fund (the "Fund"), appearing in the Annual Report on Form N-CSR of the Fund for the year ended October 31, 2014. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.


/s/ Deloitte & Touche LLP



Boston, Massachusetts
February 23, 2015